Exhibit 10.26

May 6, 2003

Wei-Zhong Li

1829 Glacier Bay Terrace

San Jose, CA 95131

Dear Wei-Zhong:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Oplink Communications, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation and Administrative Leave. Your last day of work with the Company and your employment termination date will be July 5, 2003 (the “Separation Date”). From now until the Separation Date, you will generally not be expected to report to work and will, unless otherwise informed at any time and from time to time, be placed on administrative leave. You are not authorized to perform any work or otherwise act on the Company’s behalf during your administrative leave. You will continue to receive your current base salary and all current benefits, including but not limited to health care coverage, FTO accrual, Company paid holidays, 401(k) participation, and long term disability coverage through the Separation Date.

2. Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused FTO earned through the Separation Date, subject to standard payroll deductions and withholdings.

3. Severance. Pursuant to the terms and conditions of the Company’s Severance Benefit Plan (the “Plan”) (attached as Exhibit A) and this Agreement, and subject to approval by the Company’s Board of Directors, the Company will accelerate the vesting of your options dated September 28, 2001 (Option Numbers 00000097 and 20001015, for the purchase of a total of 500,000 shares at $0.66 per share), up through December 31, 2003, such that a total of 83,333 unvested shares subject to the said options shall vest and become immediately exercisable as of the Separation Date (the “Severance”). In order to eligible for the Severance, you must sign and return this Agreement (without revoking) by the Separation Date.

4. Health Insurance. You will be eligible for Company provided health benefits through the Separation Date. After the Separation Date, to the extent provided by the federal COBRA law and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

5. Stock Options. Except otherwise provided in this Agreement, vesting of your stock options will cease on May 6, 2003. You have ninety (90) days or three (3) months from Separation Date, as provided in your stock option agreement(s), to exercise the vested portion of your options. If your options are not exercised within this time period, they will expire.

6. Other Compensation or Benefits. You acknowledge that except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

7. Expense Reimbursements. You agree that, within ten (10) days of the date of this Agreement, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through May 6, 2003 if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. Return of Company Property. Within ten (10) days of the date of this Agreement, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

9. Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, attached as Exhibit B.

10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

11. Nondisparagement. Both you and the Company’s officers agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. You also agree that you will not voluntarily assist any person in bringing or pursuing legal action against the Company, its agents, successors, representatives, employees and related and/or affiliated companies based on events occurring prior to the Separation Date.

12. Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), or the California Fair Employment and Housing Act (as amended).

13. ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled. You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have forty-five (45) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company.

14. Section 1542 Waiver. In granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

15. Disclosure Under ADEA. Pursuant to 29 U.S.C. § 626(f)(1)(H), the Company provides disclosures concerning the availability of separation benefits in Exhibit C attached hereto.

16. Miscellaneous. This Agreement, including Exhibits B and C, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If you accept this Agreement and wish to receive the Severance Payment, please sign this Agreement and return the original to me by the Separation Date.

I wish you good luck in your future endeavors.

Sincerely,

OPLINK COMMUNICATIONS, INC.

By:   /s/ Bruce Horn

Bruce Horn

Chief Financial Officer

Exhibit A – Oplink Communications, Inc. Severance Benefit Plan

Exhibit B – Proprietary Information and Inventions Agreement

Exhibit C – ADEA Disclosure

AGREED:

/s/ Wei-Zhong Li

Wei-Zhong Li

EXHIBIT A

OPLINK COMMUNICATIONS, INC. SEVERANCE BENEFIT PLAN

Exhibit B

Proprietary Information and Inventions Agreement

Exhibit C

ADEA DISCLOSURE

(TITLE 29 U.S. CODE SECTION 626(f)(1)(H))

Confidentiality Provision:	The information contained in this document is private and confidential. You may not disclose this information to anyone except your professional advisors.

1. The termination program applies to certain of those employees whose organizational units are: CTO.

2. In the organizational units listed above, each employee whose job position will be eliminated on May 6, 2003, is eligible to participate in the termination program and receive compensation if the employee executes the release of claims presented.

3. All eligible employees who have attained the age of 40 years or older will have up to forty-five days to review the terms and conditions of the termination program and seven days to revoke the release.

EMPLOYEES ELIGIBLE FOR THE TERMINATION PROGRAM
DEPARTMENT NAME	JOB TITLE	AGE
CTO	SR VP OF R&D ENGINEERING	60
CTO	CTO	43

EMPLOYEES NOT ELIGIBLE FOR THE TERMINATION PROGRAM
DEPARTMENT NAME	JOB TITLE	AGE